Exhibit 99.01

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Products and Marketing Registration for the Arabian Markets on Schedule

Hemospray authorization to be underpinned by additional case studies

Witten, Germany, August 6, 2007 – In compliance with local laws applications have now been filed with the Ministry of the Economy of the United Arabian Emirates to sell Sangui cosmetics and wound management products in several Arabian markets.  This includes the registration of the products as well as the required sales and marketing licenses.  It is being expected that the registration and licensing process will last several months according to a memorandum now communicated to SanguiBioTech GmbH by TYCOON Consulting (UK) Ltd. officials.  The same sources pointed out that the successful registration is the main prerequisite of the planned participation and investment of TYCOON Venture Capital & Investment Ltd. in SanguiBioTech GmbH.

While wound healing experiences in Mexico are highly encouraging the European authorization process of Sangui’s Hemospray wound spray is being rescheduled.  Aiming at an enhanced documentation exceeding the positive data obtained in Mexico additional case studies will be initiated in Europe.  This new multifocus approach will delay the planned authorization but will result in underpinning the reliability of the medical findings.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.